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                                                                    EXHIBIT 99.3



ITEM 6:     SELECTED FINANCIAL DATA

The following table sets forth financial data and other operating information of the Company. The selected financial data presented in the table is derived from the financial statements of the Company, which have been audited by Ernst & Young LLP, independent auditors. The data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes thereto included elsewhere in this Report.


                                                                                                   PERIOD
                                                                                               FROM INCEPTION
                                                   YEAR ENDED              YEAR ENDED         (APRIL 27,1995)
                                                  SEPTEMBER 30,           SEPTEMBER 30,       TO SEPTEMBER 30,
                                                      1997                    1996                  1995
                                                  -------------           -------------       ----------------

STATEMENT OF OPERATIONS DATA:

Revenues                                           $   528,595             $    8,000             $      0

Cost of revenues                                       228,597                  1,000                    0

Operating expenses:
         Advertising and marketing                     102,042                 14,255                    0
         Product development                           612,923                163,408                3,818
         General and administrative                  1,602,791                329,594               13,635
                                                   -----------             ----------             --------
                  Total operating expenses           2,317,756                507,257               17,453
                                                   -----------             ----------             --------

Loss from operations                                (2,017,758)              (506,257)             (17,453)

Interest income                                        261,511                 11,818               17,453
                                                   -----------             ----------             --------

Net loss                                           $(1,756,247)            $ (494,439)            $(17,453)
                                                   ===========             ==========             ========

Net loss per share                                 $     (0.53)            $    (0.26)            $(145.44)

Shares used in computing net loss per share(1)       3,285,693              1,912,588                  120


                                                  SEPTEMBER 30,           SEPTEMBER 30,
                                                          1997                1996
                                                   -----------            -------------

BALANCE SHEET DATA:

Cash and cash equivalents                          $10,926,781             $1,206,824

Working capital                                     10,833,708                812,325

Total assets                                        12,811,065              1,500,651

Total liabilities                                      337,218                402,715

Stockholders' equity                                12,473,847              1,097,936




(1) Net loss per share is calculated using the weighted average number of shares of Common Stock outstanding during such period. See Note 1 to Financial Statements.